EXHIBIT 99.34



Contact:        Jerry B. Hook, Ph.D.            Martin Rose, M.D., J.D.

                Chairman, President & CEO       Vice President, Clinical &
                                                Regulatory Affairs

                Sparta Pharmaceuticals, Inc.    Sparta Pharmaceuticals, Inc.

                (215) 442-1700, Ext. 205        (215) 442-1700, Ext. 219



http://www.spartapharma.com





FOR IMMEDIATE RELEASE



           Spartaject(TM) Busulfan Phase I Trial in Pediatric Patients

                Begins at St . Jude Children's Research Hospital



Horsham, PA, June 24, 1998, Sparta Pharmaceuticals, Inc. (NASDAQ: SPTA, SPTAU, SPTAW, SPTAZ, and SPTAL) announces the commencement of a Phase I trial using SpartajectTM busulfan in pediatric patients being prepared for bone marrow transplantation (BMT) at St. Jude Children's Research Hospital in Memphis, Tennessee. The principal investigator of the study is John Rodman, Pharm.D. Dr. Rodman is Vice Chairman of the Pharmaceutical Department at St. Jude and is an internationally recognized investigator in the pharmacology of drugs used in the treatment of cancer. Busulfan, which has been used in an oral form in cancer patients for many years, is commonly used to ablate the bone marrow prior to bone marrow transplant.



In the first phase of Dr. Rodman's study, eight patients will be treated with SpartajectTM busulfan. In the second phase of this trial, twelve more patients will be treated. The goals of the study are to define the pharmacokinetics, safety, and patient tolerability of SpartajectTM busulfan. Precision of dosing, engraftment rate, and other parameters will also be assessed.



Due to poor solubility in water, busulfan has been available only in tablets containing a relatively small amount of drug. Since high doses of busulfan are needed to prepare patients for BMT, patients must ingest an uncomfortably large number of tablets during treatment. Furthermore, absorption of busulfan and the resulting blood levels of the drug tend to be variable after oral dosing, a problem that may be ameliorated with intravenous dosing. Because blood levels of busulfan that cause serious toxicity are not very different from those that are required for optimal efficacy, an intravenous preparation may be preferable for reasons of safety and efficacy, as well as those of patient convenience.



The Company's SpartajectTM Technology is a drug delivery system that accommodates poorly water soluble and water insoluble compounds by encapsulating fine particles with a fatty (phospholipid) layer, thereby permitting the creation of a suspension of the drug, and allowing its intravenous injection without the use of potentially toxic solubilizing agents.

Sparta recently announced completion of the patient treatment phase of its Phase I intravenous SpartajectTM busulfan clinical trial in adult patients for bone marrow transplantation. The FDA has concurred with the Company's plans for pivotal trials using Spartaject(TM) busulfan in adults and children undergoing this procedure.



This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs, and actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, including the success and timing of clinical trials and the receipt of necessary approvals by the FDA. The Company undertakes no obligation to release publicly any revisions that may be made to reflect events or circumstances after the date hereof.



Sparta is a development stage pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life threatening diseases including cancer, cardiovascular disorders, chronic metabolic diseases and inflammation. The Company has focused on acquiring compounds that have been previously tested in humans and animals and technologies that may improve the delivery or effectiveness of previously tested, and in some cases marketed, drugs. Sparta's portfolio of compounds in clinical trials includes four potential oncology products and one for the treatment of Type II diabetes. The Company's portfolio also includes emerging platform technologies in recombinant and small molecule protease inhibitors.

                                      # # #